UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2003

LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-5099	59-0995081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 – 72nd Street North, St. Petersburg, Florida	33710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (727) 345-9371

Not applicable

(Former name or former address, if changed since last report.)

Forward-looking Statements

Some of the statements in this Form 8-K are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements reflect numerous assumptions, known and unknown risks, uncertainties and other factors that may affect the business and prospects of Life Sciences, Inc. and cause the actual results, performance or achievements of Life Sciences, Inc. to differ materially from those expressed or implied by the forward-looking statements. These factors include: longer product development lead times; delays in product roll outs; lack of performance or allegations thereof in contractual relationships; unfavorable results in dispute resolution proceedings or governmental applications; failure to obtain anticipated contracts with third parties or orders from customers, or less favorable contracts with third parties or lower than expected volumes from customers; higher material and labor costs; unfavorable patent or other technology decisions; the availability of adequate sources of working capital and cash flow; economic, health and political conditions, especially in international markets, including infectious diseases, civil unrest, military actions, governmental changes and restrictions on the ability to transfer capital across borders; and economic, competitive, technological, diplomatic, governmental and other factors.

Item 5. Other Events and Regulation FD Disclosure.

Introduction

The material in this Item 5 is divided into parts entitled “Convertible Note Extensions,” “Summary Regarding China Joint Venture,” and “Annual and Other Reports,” “Conclusion,” and “Non Regulation FD Filing.”

Convertible Note Extensions

In June and July 2003, Life Sciences, Inc. (“Life Sciences” or “LSI”) entered into agreements with five related entities to capitalize the interest on, and to extend the due dates of, six separate 7% convertible promissory notes having an aggregating principal balance at renewal of $598,631.58. Five of the notes were renewed on June 1, 2003, and one note was renewed on July 1, 2003, each for a one year term from the date of renewal. The convertible notes are held by various entities controlled by Simon Srybnik, LSI’s Chairman of the Board, CEO and President, and his brother, Louis D. Srybnik. Together, Simon Srybnik and Louis D. Srybnik beneficially own almost 60% of the common stock, $.10 par value, of Life Sciences (“Common Stock”).

The convertible notes were originally issued for one-year terms in May and June 2001. The aggregate principal amount of the notes at issuance was $522,692.63. Warrants issued simultaneously with the notes to purchase two shares of Common Stock for each dollar represented by the notes were rescinded in September 2002. No interest has ever been paid on any of the notes. At their original maturity in June and July 2002, the accrued interest on each note was added to its principal, and the maturity dates were extended for an additional year. This same process was followed at the June 1 and July 1, 2003 maturity dates of the notes, with no commitment for any further extension.

Principal and interest on the notes is convertible into Common Stock at the option of the holder. The conversion prices of the notes are between $1.40 and $2.00 per share, depending on the price of the Common Stock in the over-the-counter market at the time a particular note was issued. Accrued interest on the extended convertible notes is payable at maturity.

Life Sciences owed a total of approximately $570,459.00 at May 31, 2003 to Simon Srybnik personally and to companies controlled by Simon and Louis D. Srybnik, in addition to the amounts represented by the convertible notes. Included within that approximate amount is about $428,130.00 owed at that date under the lease by LSI of its St. Petersburg, Florida facilities. Offsetting or reducing these amounts are credits and interest related to property tax payments of $16,233.85 made by LSI in 1999 and 2001 on the larger parcel that includes those facilities, and a debt reduction payment of $12,500.00 made by LSI in June 2003. There have been discussions about exchanging the net amount of the non-lease related amounts of this other debt for Common Stock at the price of the Common Stock in the over-the-counter market at such time, if any, as there may be a commitment for any such exchange.

Summary Regarding China Joint Venture

Life Sciences is involved in various disputes with Vamed Medical Instrument Co. Ltd. (“Vamed”) and Beijing Erda Organism Technology Co., Ltd. (“Erda”) regarding several issues relating to the China joint venture, Foshan Life Sciences Co., Ltd. (“FLSC” or the “Joint Venture”). The disputes are the subject of arbitration proceedings initially commenced on April 8, 2003 by Life Sciences and the Joint Venture against Vamed and Erda before the Hong Kong International Arbitration Centre in Hong Kong, and litigation commenced in late September 2003 by Vamed against the Joint Venture in the Foshan Intermediate People’s Court in Foshan, China. Additional arbitration related filings were made in October and November 2003.

LSI holds a 51% equity interest in the Joint Venture, and Vamed and Erda, the “Respondents” in the arbitration, hold 20% and 29% interests, respectively. Under the March 18, 2001 Joint Venture Contract (the “JV Contract”), arbitration proceedings are to be conducted in Hong Kong in front of a panel of three arbitrators, one appointed by each of the participants in the Joint Venture.

The facts, allegations and issues related to the arbitration proceedings, or associated with other significant disputes among the participants in the Joint Venture, are multifaceted and complex. These items either are or may shortly become subjects of litigation or similar proceedings, and involve high degrees of uncertainty as well as legal strategies. Accordingly, this summary does not include a full exposition or evaluation of the relevant facts, allegations and issues. The Board of Directors of LSI believes the positions of Life Sciences and the Joint Venture with respect to these matters are meritorious and that meaningfully, substantive responses to the allegations and stances advanced by Vamed or Erda have been presented. It is not anticipated that Vamed or Erda would agree with these beliefs, and they have vigorously advocated contrary views. In addition, given the uncertainties involved in litigation and similar proceedings (including uncertainties regarding the degree of success LSI may experience in proving facts favorable to it in a foreign jurisdiction, under laws and regulations of a foreign nation, and in swaying applicable foreign tribunals in matters of judgment), the ultimate outcome of these various matters is highly speculative. An unfavorable outcome for Life Sciences on any of several issues could have material adverse consequences for LSI.

In summary, the apparent principal substantive disputes involving the Joint Venture or its participants include those mentioned below.

•	Changes subject to the pending arbitration in certain of the joint venture documents that were secured through deception documented in early 2003. The deceit occurred with respect to translation of a Chinese government agency’s March 11, 2001 communication as to required changes in documents signed March 1, 2001. The changes resulting from the deception and embodied in documents re-signed March 18, 2001, but not required by the agency, increased the number of votes of directors required to approve matters in the regular course of business from a simple majority (i.e., three) to four votes, and added a requirement that the presence of both the Vamed-appointed director and the Erda-appointed director were required for a quorum for meetings of the five-member FLSC Board of Directors. Because LSI appoints three members of the five-member board, the increase to four in the votes required effectively denied LSI operational control of FLSC. Believing the integrity of the translation and that the guidance from the agency was binding, LSI concurred in these changes to assure the timely issuance of the business certificate that allowed the start of operations of

FLSC. Efforts by LSI to achieve voluntary amendments to the documents to reverse the effects of the misrepresentations have been unsuccessful. Vamed has relegated the proposed amendments to a matter of minor importance (and in general, “not logical”), and in early September 2003 tried for the first time to justify the offending changes seemingly as within the spirit of changes that were required by the government agency.

•	Matters subject to the pending arbitration concerning the propriety, among other matters, of Vamed’s notice dated April 1, 2003, and Erda’s notice served April 10, 2003 but dated April 1, 2003, of their respective intentions to terminate the Joint Venture. These notices stated an intention to give a future notice terminating FLSC and the JV Contract effective June 1, 2003, and included allegations without specification that LSI had breached the joint venture documents.

•	Issues regarding the existence of various alleged material breaches by each of the joint venture participants of the relevant FLSC documentation, and the consequences of any such breaches, are also subject to the pending arbitration proceedings. For example, there are allegations dating to December 2002 by Vamed and Erda that Life Sciences has materially breached the JV Contract by failing to timely contribute certain equipment to the Joint Venture in satisfaction of LSI’s required capital contribution and by failing to transfer to FLSC certain know-how and show-how related to nucleic acid sequence based amplification, or “NASBA,” based diagnostic tests. LSI has spent many hundreds of thousands of dollars acquiring, further developing and implementing NASBA-related technologies, much of which was specifically intended for application in China and FLSC. This area of dispute would involve showings by LSI of the knowledge of Vamed and Erda to the effect that these licensed NASBA technologies and related equipment can only be fully shared with FLSC if Life Sciences controls FLSC; claims for damages associated with the delay of the start up of the molecular diagnostics related operations of FLSC, including subversion of FLSC’s molecular diagnostics related operations by one or more of the Respondents; and failures to timely make capital contributions. Capital contributions were due in two stages, with the second stage due April 17, 2003. Neither Erda ($104,500 in cash) nor LSI (about $229,000 in equipment) has made its second round contribution. In the afternoon of April 10, 2003, as the arrangements by LSI were being finalized for the transport of equipment to China, LSI received Erda’s notice (dated April 1, 2003, but clearly showing it was sent to and received by LSI on April 10) that it would not make its remaining capital contribution. This announcement, and the anticipatory breach it represented, led to the suspension by Life Sciences of its intended performance. Thereafter, the Chairman of the Joint Venture (who is also the Chairman, CEO and President of Life Sciences) made application to the Chinese government agency for an extension of the capital contribution due date. The agency has not acted on the request and, instead, has continued to encourage further discussions among the joint venture participants in search of a consensus resolution of their disputes.

•	Claims by Vamed to all of FLSC’s profits from operations related to a medical device (designated “ECP”) used to administer a cardiac therapy. Vamed’s April 1, 2003 notice that it would act to terminate the Joint Venture effective June 1, 2003, also stated its alleged entitlement to sue LSI for “maliciously stealing the profits and other benefits” that would have been generated by Vamed from ECP operations, if FLSC had not been established. This issue is raised as a matter to be determined in the arbitration proceedings, and is the subject of Vamed’s lawsuit against FLSC in the Foshan Intermediate People’s Court. Vamed alleges its entitlement to the profits from ECP operations (stated by Vamed as approximately $1,000,000) arises under a letter of intent signed in July 2000, more than seven months before the Joint Venture was formed. In the court proceeding, Erda has lent support to Vamed’s claim even though neither Erda nor FLSC is a party to the July 2000 letter of intent, and the JV Contract specifically provides for the sharing of profits of FLSC in proportion to the capital contributions of the parties. A decision by the Foshan Intermediate People’s Court was anticipated during December 2003, but has yet to be announced.

Although correspondence from the Respondents asserts that the Joint Venture and LSI’s interest therein have terminated, neither of the Respondents has given LSI a notice terminating the Joint Venture as seemingly contemplated by their notices dated April 1, 2003, or, insofar as Life Sciences is aware, made any related application to any government agency.

Any premature shutdown of FLSC or the failure to make timely capital contributions could generate a potential tax liability in excess of $200,000. One of the penalties associated with non-timely capital contributions to a Sino-foreign joint venture is the potential for the joint venture’s loss of exemptions from China’s otherwise applicable corporate income tax of about 33% for the first two calendar years of the joint venture’s operations, and the loss of about a 50% reduction in that tax for the following three calendar years. The initial two-year period for FLSC would have ended December 31, 2002. The loss of these exemptions could be claims asserted against a joint venture participant failing to timely make its scheduled capital contribution. In addition, certain Chinese government regulations provide that parties not making capital contributions within the time permitted by the regulations will be considered to have voluntarily withdrawn from, and to have surrendered all of their rights in, the applicable joint venture enterprise, as well as being subject to claims by performing parties.

The uncertainties surrounding capital contributions required to be made to FLSC (including the possible termination of FLSC or of LSI’s interest therein) and potential claims for alleged non-performance are items of significant concern. Amounts at risk would include Life Sciences’ 2001 initial capital contribution of $306,000, and exposures related to the potential tax liability described above and judgments for damages or other unknown items.

During the pendency of the arbitration proceedings and the lawsuit, the participants in the Joint Venture have engaged in an exchange of written communications [including challenges by Vamed and Erda to the authority of anyone to take any other than ordinary business action on behalf of FLSC (e.g., the commencement of arbitration and the application for extension of time for capital contributions) in the absence of approval by the Board of Directors of the Joint Venture], and less frequent face-to-face or telephone exchanges, in efforts to resolve their differences. These communications have included the July 2003 statement of Vamed’s belief that the differences among the parties are irreconcilable and its request that LSI quit the Joint Venture in a mutually acceptable fashion, and Life Sciences’ as yet unanswered August 2003 inquiry of Respondents as to what they had in mind to be paid to Life Sciences for its interest in and departure from FLSC. During the almost eight weeks ended in mid-February 2004, a substantial number of additional hours were devoted by LSI personnel to face-to-face meetings in China in efforts to resolve the issues among the joint venture participants. No substantive progress has been achieved through any of these efforts, and a sale or other structured disposition of the interest of Life Sciences in FLSC may be the only viable and expedient course of action available to LSI with respect to this activity.

Life Sciences has also struggled with the other joint venture participants in recent months regarding the access of LSI’s independent certified public accountants to the books and records of the Joint Venture in order that audits of Life Sciences’ financial statements may be completed. At times access has been refused outright, on other occasions conditions precedent not contemplated by the JV Contract have been imposed, and China-based-site management of FLSC has been uncooperative in the accomplishment of the procedures required for the auditors to complete their tasks.

Annual and Other Reports

Life Sciences did not timely file its Form 10-KSB for the fiscal year ended May 31, 2003. That filing was due on August 29, 2003. The attention of management of LSI has been heavily focused on the unsettled circumstances relating to FLSC and efforts to resolve the FLSC-involved disputes in a manner not materially adverse to Life Sciences, on product and technology acquisition, development and enhancement matters, and on completing audits for the 2001 and 2002 fiscal years and related interim and annual periodic reports.

Conclusion

LSI is continuing to pursue favorable resolution of the various matters mentioned in this Item 5. The FLSC matters, for example, are still being pursued directly with the other participants in the Joint Venture, as well as through pending legal proceedings. Somewhat hampering potentially more expedited resolution of the FLSC matters was the earlier outbreak of severe acute respiratory syndrome, or “SARS” in China. Guangdong Province where Foshan is located, and Hong Kong where the arbitration proceedings are to be held, were two of the areas most affected by SARS.

The ultimate outcomes of these matters are unknown, but potentially materially adverse. The unsettled nature of these matters, in combination with available unaudited financial information for Life Sciences exclusive of FLSC, constitute uncertainties of significant concern to the Board of Directors of LSI. LSI had revenues of nearly $960,000 and an operating loss of about $615,000 for the fiscal year ended May 31, 2003, compared to revenues of approximately $1,379,000 and an operating loss of around $218,000 for the comparable 2002 period. For the six months ended August 31, 2003, Life Sciences recorded revenues of approximately $800,000 and an operating loss of slightly more than $85,000, compared to revenues of approximately $325,000 and an operating loss of around $350,000 for the first half of fiscal 2002. Revenues in the 2004 third fiscal quarter of approximately $358,000 compared to revenues of about $259,000 for the three months ended February 28, 2003, make for an almost 100% increase in revenues during the initial nine months of the current fiscal year when compared to the fiscal 2003 period. Whether these increased revenue numbers will be maintained is unknown.

Non Regulation FD Filing

This report on Form 8-K is being filed for reasons other than those that would require a filing under Regulation FD.

Item 12. Results of Operations and Financial Condition.

The material under the heading “Convertible Note Extensions” and the last paragraph of the “Conclusion” section of Item 5 of this report on Form 8-K contain previously unannounced financial condition (unaudited) or financial results (unaudited) regarding Life Sciences.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 4, 2004.

LIFE SCIENCES, INC.

By:	/s/ SIMON SRYBNIK
Simon Srybnik, Chairman, CEO
and President